Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-156420 and 333-157930) and Form S-8 (Nos. 333-168731, 333-147952, 333-155581, and 333-106762) of Southwest Gas Corporation of our report dated February 28, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
February 28, 2011